SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

FLUOR CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Fluor Corporation
One Enterprise Drive
Aliso Viejo, California 92656

March 28, 2002

Dear Shareholder:

You are cordially invited to attend the 2002 Annual Meeting of Shareholders which will be held on Wednesday, May 8, 2002, beginning at 9:00 a.m. Central Daylight Time at the Houstonian Hotel, 111 North Post Oak Lane, Houston, Texas. A map showing the meeting location is included for your convenience on the back page of this booklet.

Information about the meeting and the various matters on which the shareholders will act is included in the Notice of Meeting and Proxy Statement which follow. Also included is a Proxy/Voting Instruction Card and postage-paid return envelope.

It is important that your shares be represented at the meeting. Whether or not you plan to attend, we hope that you will complete and return your Proxy/Voting Instruction Card in the enclosed envelope as promptly as possible.

Sincerely,

ALAN L. BOECKMANN
Chairman and Chief Executive Officer

FLUOR CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 8, 2002

The annual meeting of shareholders of Fluor Corporation will be held at the Houstonian Hotel, 111 North Post Oak Lane, Houston, Texas, on Wednesday, May 8, 2002, at 9:00 a.m. Central Daylight Time for the following purposes:

1.
To elect four Class III directors to hold office for three years and until their respective successors are elected and qualified. The Board of Directors intends to nominate as directors the four persons identified in the attached Proxy Statement.

2.	To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as auditors for the fiscal year ending December 31, 2002.

3. To	transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed March 13, 2002, as the record date for determining the shareholders entitled to receive notice of and to vote at the meeting.

SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.

PLEASE COMPLETE, SIGN, AND DATE THE ACCOMPANYING PROXY/VOTING INSTRUCTION CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

By	Order of the Board of Directors

LA	WRENCE N. FISHER
Sen	ior Vice President — Law and Secretary

March 28, 2002
Aliso Viejo, California

FLUOR CORPORATION

PROXY STATEMENT
March 28, 2002

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Fluor Corporation, One Enterprise Drive, Aliso Viejo, California 92656 (the “Company” or “Fluor”), of your proxy for use at the annual meeting of shareholders to be held May 8, 2002, or at any adjournment thereof (the “Annual Meeting”). This proxy statement and the accompanying Proxy/Voting Instruction Card are being mailed to all shareholders on or about March 28, 2002. The expense of the solicitation will be paid by the Company. Some officers and regular employees may solicit proxies personally and by telephone. Georgeson & Company Inc. has been engaged to assist in the solicitation for which it will receive approximately $14,000 from the Company. Your proxy is revocable by written notice to the Secretary of the Company at any time prior to exercise, and it shall be suspended if you are a record shareholder or valid proxyholder who attends the meeting and elects to vote in person.

On March 13, 2002, the record date fixed by the Board of Directors, the Company had outstanding 80,429,171 shares of Common Stock. A majority of the outstanding shares of Common Stock will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. Shareholders have one vote for each share on all business of the meeting, except that shareholders have cumulative voting rights with respect to the election at the meeting of four directors. Cumulative voting rights entitle a shareholder to give one nominee as many votes as is equal to the number of directors to be elected multiplied by the number of shares owned by the shareholder, or to distribute his or her votes on the same principle among two or more nominees as the shareholder sees fit. The four nominees for director receiving the highest number of votes at the meeting will be elected. With respect to the other proposals, the affirmative vote of the majority of shares represented in person or by proxy at the Annual Meeting and entitled to vote is required for approval.

Unless otherwise directed in the accompanying Proxy/Voting Instruction Card, the persons named therein will vote FOR the election of the four director nominees listed below, and FOR the proposal to ratify the appointment of Ernst & Young LLP as auditors for the year ending December 31, 2002. As to any other business which may properly come before the meeting, they will vote in accordance with their best judgment, although the Company does not presently know of any other business.

BACKGROUND INFORMATION

On November 30, 2000 (the “Distribution Date”), Fluor Corporation (“Old Fluor”) announced that it had completed a reverse spin-off transaction wherein Old Fluor’s coal business, previously operated under its  A. T. Massey Coal Company, Inc. subsidiary, was separated from the other businesses of Old Fluor. As a result, two publicly-traded companies were created: Massey Energy Company and a “new” Fluor Corporation referred to as the Company herein.

The separation of the two companies was accomplished though a tax-free dividend (the “Distribution”) by Old Fluor of the Company, which is a new entity comprised of all of Old Fluor’s businesses, other than those involving the coal business. Old Fluor, as the continuing entity consisting of the coal business of Old Fluor, changed its name to Massey Energy Company (“Massey”). The tax-free dividend was declared on the

Distribution Date to shareholders of record at the close of business on November 30, 2000. Concurrent with the completion of the Distribution, each of the directors and officers of Old Fluor resigned (other than Don L. Blankenship, Martha R. Seger and Bobby R. Inman who continue as directors of Massey and, in the case of  Mr. Blankenship, is the Chairman and Chief Executive Officer of Massey) and, except for Mr. Blankenship, were thereafter appointed as directors of the Company.

Due to the relative significance of the businesses transferred to the Company following the Distribution, those businesses have been treated as the “accounting successor” for financial reporting purposes and the coal business of Old Fluor has been classified as discontinued operations despite the legal form of separation resulting from the Distribution. As such, all information reported in this Proxy concerning the Company prior to the Distribution Date is derived from information applicable to Old Fluor.

In addition, the Company changed its fiscal year to the period from January 1 to December 31 of each year, commencing in 2001. Previously, the Company’s fiscal year ended on October 31. This change required a transition period of November 1, 2000 to December 31, 2000.

ELECTION OF DIRECTORS

Proposal 1

Under the Company’s Amended and Restated Certificate of Incorporation and Bylaws, which provide for a “classified” Board, the following Class III directors have been nominated for election at the Annual Meeting to serve a three year term expiring at the Annual Meeting in 2005 and until their respective successors are elected and qualified.

Each of the nominees listed below presently serves as a Class III director of the Company. If any of the nominees should decline or be unable to act as a director, the persons named in the proxy will vote in accordance with their best judgment. The Company knows of no reason why the nominees would not be available for election or, if elected, would not be able to serve.

In the event anyone other than the four nominees listed below should be nominated for election as a director, the persons named in the proxy may vote cumulatively for less than all the nominees in order to elect the maximum number of the nominees possible.

Biographical

The following biographical information is furnished with respect to each of the four nominees for election at the Annual Meeting as Class III directors and each of the other Class I and Class II directors whose terms will continue after the Annual Meeting.

Class III Director Nominees(1):

PETER J. FLUOR, age 54.

Director since 1984; Chairman of Audit Committee and member of Executive, Governance and Organization and Compensation Committees. Non-Executive Chairman of the Board of Fluor Corporation, January to July 1998.

Chairman and Chief Executive Officer of Texas Crude Energy, Inc., an international oil and gas exploration and production company headquartered in Houston, Texas, since 2001, formerly President and Chief Executive of that company from 1980; joined that company in 1972.

Mr. Fluor also is a member of the advisory board of J.P. Morgan Chase Houston, Houston, Texas.

DAVID P. GARDNER, age 69.

Director since 1988; Chairman of Governance Committee; member of Executive, Organization and Compensation and Public Policy Committees.

Chairman of the J.Paul Getty Trust since 2001, formerly President of the William and Flora Hewlett Foundation from 1993 to 1999; formerly President of the University of California from 1983; and formerly President of the University of Utah from 1973.

Dr. Gardner also is a director of Waddell and Reed Family of Funds, Shawnee Mission, Kansas.

BOBBY R. INMAN, age 70.

Director since 1985; Chairman of Organization and Compensation Committee and member of Executive, Governance and Public Policy Committees.

Admiral, U.S. Navy (Retired), managing director of Gefinor Ventures, a venture capital company, and the Lyndon B. Johnson Centennial Professor in National Policy, University of Texas, Austin, Texas. Formerly Director of the National Security Agency and Deputy Director of the Central Intelligence Agency.

Admiral Inman also is a director of Massey Energy Company, Richmond, Virginia; Science Applications International Corporation, La Jolla, California; SBC Communications Inc., San Antonio, Texas; and Temple-Inland Inc., Diboll, Texas.

JAMES O. ROLLANS, age 59.

Director since 1997.

Group Executive, Investor Relations and Corporate Communications effective February 2002; formerly Group Executive, Business Services from February 2001, formerly, President and Chief Executive Officer of Fluor Signature Services(2) from March 1999; formerly Senior Vice President and Chief Financial Officer 1998 to 1999 and 1992 to 1994; formerly Senior Vice President and Chief Administrative Officer 1994 to 1998; joined the Company in 1982.

Mr. Rollans also is a director of Flowserve Corporation, Dallas, Texas.

Class	I Directors — Term Expires 2003(1):

ALAN L. BOECKMANN, age 53.

Director since 2001; Chairman of the Executive Committee.

Chairman and Chief Executive Officer of the Company effective February 2002; formerly, President and Chief Operating Officer from February 2001; formerly President and Chief Executive Officer, Fluor Daniel, from March 1999; formerly Group President, Energy and Chemicals from 1996; joined the Company in 1979 with previous service from 1974 to 1977.

Mr. Boeckmann is also a director of Burlington Northern Santa Fe Corporation, Fort Worth, Texas.

THOMAS L. GOSSAGE, age 67.

Director since 1997; member of Finance, Governance and Organization and Compensation Committees.

Formerly Chairman and President of Hercules Incorporated, a global manufacturer of specialty chemicals products headquartered in Wilmington, Delaware, from 2000 to 2001, and Chairman and Chief Executive Officer of that company from 1991 to 1997.

Mr. Gossage also is a director of The Dial Corporation, Phoenix, Arizona; Alliant Techsystems, Inc., Hopkins, Minnesota; and Hercules Incorporated, Wilmington, Delaware.

VILMA S. MARTINEZ, age 58.

Director since 1993; Chairman of the Public Policy Committee and member of Executive, Audit and Governance Committees.

Partner in Munger, Tolles & Olson LLP, a full service law firm located in Los Angeles, California since 1982.

Ms. Martinez also is a director of Anheuser-Busch Companies, Inc., St. Louis, Missouri; Burlington Northern Santa Fe Corp., Fort Worth, Texas; and Shell Oil Company, Houston, Texas.

DEAN R. O’HARE, age 59.

Director since 1997; member of Audit, Governance and Organization and Compensation Committees.

Chairman and Chief Executive Officer of The Chubb Corporation, the holding company for the Chubb Group of insurance companies headquartered in Warren, New Jersey, since 1988.

Mr. O’Hare is also a director of H.J. Heinz Company, Pittsburgh, Pennsylvania.

Class	II Directors — Term Expires 2004(1):

CARROLL A. CAMPBELL, JR., age 61.

Director since 1995; member of Audit, Finance and Governance Committees.

Formerly President and Chief Executive Officer of the American Council of Life Insurance, an insurance trade association located Washington, D.C. from 1995 to 2001; formerly two-term Governor of South Carolina from 1986; formerly four-term member of the U.S. House of Representatives from 1978; Chairman of the National Governor’s Association from 1993 to 1994.

Mr. Campbell also is a director of AVX Corporation, Myrtle Beach, South Carolina; Norfolk Southern Corporation, Norfolk, Virginia; and Wackenhut Corporation, West Palm Beach, Florida.

JAMES T. HACKETT, age 48.

Director since 2001; member of the Audit, Governance and Finance Committees.

Chairman, President and Chief Executive Officer of Ocean Energy, Inc., an international oil and gas exploration and production concern headquartered in Houston, Texas since 1998; formerly Group President, Duke Energy Corporation, an international energy concern, from 1997; formerly Executive Vice President, PanEnergy Corporation, a domestic oil energy company, from 1996. While serving with Duke Energy Corporation, Mr. Hackett represented that company in its joint venture with Fluor, Duke/Fluor Daniel.(3)

Mr. Hackett also is a director of New Jersey Resources Corporation, Wall, New Jersey; Temple-Inland, Inc., Diboll, Texas; and Kaiser Aluminum Corporation, Houston, Texas.

LORD ROBIN W. RENWICK, age 64.

Director since 1997; member of Finance, Governance and Public Policy Committees; Chairman of Fluor Limited(4) since 1996.

Vice Chairman, Investment Banking, J.P. Morgan (Europe); formerly British Ambassador to the United States from 1991 to 1995.

Lord Renwick also is a director of Billiton Plc, London, England; British Airways, London, England; Compagnie Financiere Richemont AG, Zug, Switzerland; and South African Breweries Plc, Johannesburg, South Africa.

MARTHA R. SEGER, age 69.

Director since 1991; Chairman of Finance Committee and member of Executive, Governance and Public Policy Committees.

Distinguished Visiting Professor, South Carolina State University; formerly economic consultant and principal of M.R. Seger & Associates, a financial and economic consulting firm, from 1994 to 2001; formerly Member, Board of Governors of the Federal Reserve System from 1984 to 1991.

Dr. Seger also is a director of Massey Energy Company, Richmond, Virginia; Kroger Company, Cincinnati, Ohio; Unisource Energy/Tucson Electric Power Company, Tucson, Arizona; and Xerox Corporation, Stamford, Connecticut.

(1)
Except as otherwise indicated, all positions are with the Company. As noted above, as a result of the Distribution, each of the directors and, where applicable, the officers listed above resigned their positions with Old Fluor on November 30, 2000, and were appointed to equivalent positions for the Company effective that same date. Because of the importance of the businesses distributed by Old Fluor to the Company, directors are shown as serving from the dates of their original elections to the board of directors of Old Fluor.

(2)	Fluor Signature Services, which from 1999 through March 2002 provided diversified business administration and support services, was a division of Fluor Enterprises, Inc.

(3)
Duke/Fluor Daniel, which provides worldwide engineering, procurement, construction, commissioning operations and maintenance services for power plants, is a partnership owned equally by the Company and Duke Energy Corporation.

(4)	Fluor Limited, which provides engineering, procurement and construction services in the United Kingdom, is an indirect subsidiary of the Company.

Stock Ownership and Stock-Based Holdings of Executive Officers and Directors

The following information is furnished with respect to each director and nominee for director, each person who served as Chief Executive Officer of the Company for any portion of the last fiscal year, each of the four other most highly compensated executive officers of the Company for the last completed fiscal year and the Company’s Chief Financial Officer (the “Named Executive Officers”), and all current directors and executive officers of the Company as a group, as to ownership of shares of Common Stock of the Company as of March 13, 2002 (including restricted shares, shares which may be acquired within 60 days pursuant to the exercise of stock options and interests in shares held as March 13, 2002, in the Company’s Savings Investment Plan and Performance Plan, by executive officers, with respect to which such officers have sole voting and investment power). Except as otherwise noted, the individual or his or her family members had sole voting and investment power with respect to such shares. The last column of the table combines beneficial ownership of shares of Company Common Stock with holdings of (i) Deferred Directors’ Fees held by certain non-employee directors as of February 28, 2002, in an account economically equivalent to Common Stock (but payable in cash as described at page 24 hereof), (ii) Restricted Stock Units held by directors and executive officers (which are payable in cash upon vesting of tandem restricted stock), and (iii) Shadow Stock Units held by certain Named Executive Officers (which are payable in cash). This column indicates the alignment of the named individuals and group with the interests of the Company’s shareholders because the value of their total holdings will increase or decrease correspondingly with the price of the Company’s Common Stock.

	Shares Beneficially Owned(1)	Fluor Stock-Based Holdings
Class I Directors:
Alan L. Boeckmann(2)	310,050	393,324
Thomas L. Gossage	6,378	6,378
Vilma S. Martinez	6,052	17,397
Dean R. O’Hare	7,526	11,062

Class II Director Nominees:
Carroll A. Campbell, Jr.	5,843	16,658
James T. Hackett	2,250	4,876
Lord Robin W. Renwick	5,526	13,105
Martha R. Seger	6,007	6,760

Class III Directors:
Peter J. Fluor	27,253	91,308
David P. Gardner	10,148	10,811
Bobby R. Inman	7,692	7,692
James O. Rollans(2)	242,110	261,173

Other Named Executive Officers:
Philip J. Carroll, Jr(3).	1,169,424	1,169,424
James C. Stein(3)	270,500	270,500
Lawrence N. Fisher	41,348	53,785
D. Michael Steuert	8,600	14,340
All directors and executive officers as a group (23 persons)(3)	2,447,891	2,765,848

(1)
Included in the number of shares beneficially owned by Messrs. Boeckmann, Carroll, Stein, Rollans, Fisher and all directors and executive officers as a group, are 170,571, 964,150, 221,501, 196,284, 12,147 and 1,728,937 shares, respectively, which such persons have the right to acquire within 60 days pursuant to the exercise of stock options. Except for Mr. Carroll, each individual owns less than 1% of the outstanding shares of the Common Stock of the Company. Giving effect to the exercise of Mr. Carroll’s options that are exercisable in the next 60 days, Mr. Carroll would own approximately 1.4% of the outstanding shares. Giving effect to the exercise of the group’s options that are exercisable in the next 60 days, the group would own approximately 3% of the outstanding shares.

(2)	This individual is also a Named Executive Officer.

(3)
Mr. P. J. Carroll and Mr. J. C. Stein are named executive officers of the Company relative to its 2001 fiscal year. In January 2002, Mr. Stein retired from the Company, and in February 2002, Mr. Carroll retired from the Company. For consistency, the shareholdings of Messrs. Carroll and Stein have been included in the holdings of the Company’s directors and executive officers, taken as a group.

Stock Ownership Of Certain Beneficial Owners

Management of the Company knows of no person, except as set forth below, who is the beneficial owner of more than 5% of the Company’s issued and outstanding Common Stock. The table sets forth information known to the Company as of March 13, 2002, with percentage of ownership calculated using the number of outstanding shares on March 13, 2002.

Name and Address of Beneficial Owners	Shares Beneficially Owned		Percent of Class
Capital Group International, Inc.	10,900,830	(1)	13.6
FMR Corp and related entities	9,063,144	(2)	11.3
Capital Research & Management Co.	6,000,090	(3)	7.5
Janus Capital Corporation	5,342,330	(4)	6.6
Dodge & Cox, Inc.	4,536,728	(5)	5.6

(1)
Based on Amendment No. 3 to Schedule 13G dated December 31, 2001, filed jointly by Capital Group International, Inc. and Capital Guardian Trust Company with the Securities and Exchange Commission, which indicates that Capital Group International, Inc. has sole voting power relative to 9,269,470 shares and dispositive power relative to 10,900,830 shares and that Guardian Trust Company has sole voting power relative to 5,973,590 shares and dispositive power relative to 7,604,960 shares. Capital Group International, Inc. is a holding company for investment management companies, including one organized as a bank, Capital Guardian Trust. Capital Group International, Inc. disclaims beneficial ownership of all the shares shown. The address of Capital Group International, Inc. and Capital Guardian Trust is 11100 Santa Monica Blvd., Los Angles, California 90025.

(2)
Based on information provided by FMR Corp. (“FMR”), Edward C. Johnson 3d (“Mr. Johnson”) and Abigail P. Johnson (“Ms. Johnson”) included in their joint Amendment No. 1 to Schedule 13G dated December 31, 2001, and filed with the Securities and Exchange Commission wherein they reported the beneficial ownership of 9,063,144 shares. They state that Fidelity Management & Research Company (“Fidelity”) is the beneficial owner of 7,251,390 shares as a result of acting as investment advisor to various investment companies; Mr. Johnson and FMR and the funds each have sole power to dispose of the 7,251,390 shares but neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ boards of trustees. Fidelity Management Trust Company (“FMTC”), wholly owned by FMR, is the beneficial owner of 794,120 shares and sole power to vote 739,320 shares. Strategic Advisers, Inc., also wholly owned by FMR and an investment advisor, provides investment advisory services to individuals. It does not have sole power to vote securities held for clients, but has dispositive power. On this basis, it may be deemed to have beneficial interests in 104 shares. Fidelity International Limited (“FIL”), 38% of which is held by a partnership controlled by Mr. Johnson, is the beneficial owner of 1,017,530 shares. The address of FMR, Mr. Johnson, Ms. Johnson, Fidelity and FMTC is 82 Devonshire Street, Boston, Massachusetts 02109. The address of FIL is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda.

(3)
Based on Amendment No. 3 to Schedule 13G dated December 31, 2001, filed by Capital Research and Management Company with the Securities and Exchange Commission, which indicates that Capital Research and Management Company holds such beneficial interest as the result of acting as investment advisor to various investment funds. In such capacity, it has dispositive power over all shares but has no voting power. Capital Research and Management disclaims beneficial ownership of all shares shown. Capital Research and Management Co. has offices at 333 South Hope Street, Los Angeles, California 90071.

(4)
Based on information contained in the Schedule 13G dated December 31, 2001, filed jointly by Janus Capital Corporation, and its Chairman, President and Chief Executive Officer, Mr. Thomas H. Bailey, with the Securities and Exchange Commission, which indicates Janus Capital is a registered investment advisor that furnishes advice to investment companies and institutional clients. As such, it may be deemed to be the beneficial owner relative to Fluor shares held in customer portfolios. The filing indicates Janus Capital has sole voting power, and the sole dispositive power, relative to 5,342,330 shares of Fluor common stock. Janus Capital does not have the right to received dividends or proceeds from the sale of any such stock, and it disclaims any ownership associated with such rights. Mr. Bailey does not hold of record any Fluor shares, but may be deemed to have the power to vote or dispose of such shares held in portfolios of Janus Capital’s customers by reason of his position with Janus Capital. Janus Capital Corporation’s address is 100 Fillmore Street, Denver, Colorado 80206. Mr. Bailey may be reached at the same address.

(5)
Based on information contained in the Schedule 13G dated December 31, 2001, filed by Dodge & Cox, Inc. with the Securities and Exchange Commission, which indicates Dodge & Cox, Inc. is a registered investment advisor having the sole power to vote 4,291,528 shares and shared voting power relative to 55,400 shares, and the sole power to dispose of 4,536,728 shares. All shares shown are owned beneficially by clients of Dodge & Cox, Inc. The address of Dodge & Cox, Inc. is One Sansome Street, 35th Floor, San Francisco, California 94104.

Committees of the Board

The standing committees of the Board consist of an Audit Committee, Executive Committee, Finance Committee, Governance Committee, Organization and Compensation Committee and Public Policy Committee.

Audit Committee

The Audit Committee acts pursuant to the Audit Committee Charter, a copy of which was attached as Appendix “I” to this Proxy Statement. The function of the Audit Committee is to provide assistance to the Company’s Board in fulfilling their responsibility to the shareholders, potential shareholders and investment community relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports of the Company. In so doing, it is the responsibility of the Committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors and the financial management of the Company. The Committee has the authority to investigate any matter brought to its attention and may retain outside counsel for such purpose.

The independent auditor for the Company is ultimately accountable to the Board and the Audit Committee, who have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditor. The Committee annually reviews and recommends an independent auditor to the Board for selection to audit the Company’s financial statements.

The principal duties of the Audit Committee are: to nominate the firm of independent outside auditors for appointment by the Board; to meet with the independent auditors; to review and approve the scope of their audit engagement, and to review their audit (including comments or recommendations); to meet with the Company’s financial management, internal audit management and independent auditors to review matters relating to internal accounting and financial controls; to review and make recommendations to the Board regarding relationships between the independent auditor and the Company that may impact the objectivity and independence of the auditor; to review the internal audit function of the Company, including the independence and authority of its reporting, and audit plans for the coming year; to review legal matters that may have a material impact on the Company; to review with management the Company’s most significant financial risks and risk assessment and mitigation practices and strategies; to review the Company’s interim results with management and the independent auditor; and to review the Company’s financial statements contained in the annual report on  Form 10-K with management and the independent auditor to determine that the independent auditor is satisfied with the disclosure and content of the financial statements.

The Audit Committee shall be composed of at least four directors who are independent of the management of the Company and are free of any relationship that, in the opinion of the Board, would interfere with their exercise of independent judgment as a committee member. In addition, each of the Audit Committee members shall have a working familiarity with basic accounting or related financial practices, and at least one member of the Audit Committee shall have accounting or related financial management expertise.

The members of the Audit Committee are Peter J. Fluor (Chairman), Carroll A. Campbell, Jr., Vilma S. Martinez, Dean R. O’Hare and, effective 2002, James T. Hackett. No member of the Audit Committee is a current or former officer or employee of the Company or any of its subsidiaries. The members of the Audit Committee, collectively, satisfy the criteria described above. The Audit Committee held five meetings during 2001, four regular meetings and one telephonic meeting, one of which was to review and approve the Company’s 2000 Annual Report, Form 10-K and proxy materials. At the end of each of the regular meetings, the members of the Audit Committee met privately with the Company’s independent auditors without any Company officers or other personnel present. In addition, the members of the Audit Committee periodically met with the Company’s internal auditors without any other Company officers present.

Executive Committee

When the Board is not in session, the Executive Committee has all of the power and authority of the Board except with respect to amending the Amended and Restated Certificate of Incorporation; adopting an agreement of merger or consolidation; recommending to the shareholders the sale, lease or exchange of all or substantially all of the Company’s property and assets; recommending to the shareholders a dissolution of the Company or a revocation of the dissolution; amending the Bylaws; declaring a dividend; or issuing stock. The members of the Executive Committee are Alan L. Boeckmann (Chairman), Peter J. Fluor, David P. Gardner, Bobby R. Inman, Vilma S. Martinez, and Martha R. Seger. The Executive Committee took action by unanimous written consent on nine occasions during 2001. Phillip J. Carroll, Jr. served as Chairman of the committee during 2001. Alan L. Boeckmann succeeded Phillip J. Carroll, Jr., as Chairman of the committee effective in February 2002, concurrent with Mr. Carroll’s retirement.

Finance Committee

The function of the Finance Committee is to review and make recommendations to the Board regarding the Company’s financing needs and plans and dividend policy, to review and, where delegated by the Board, approve new debt financings, acquisitions and dispositions of business units and major capital assets, to review the financial performance of acquisitions and equity investments and to monitor the investment policy and performance of the Company’s employment and other benefit trust funds, and to review the Company’s risk management activities, including insurance coverage. The members of the Finance Committee are Martha R. Seger (Chairman), Carroll A. Campbell, Jr., Thomas L. Gossage, Lord Robin W. Renwick and, effective February 2002, James T. Hackett. The Finance Committee held four meetings during 2001.

Governance Committee

The function of the Governance Committee is to seek out, evaluate and recommend to the Board qualified nominees for election as directors of the Company; to recommend directors of the Company for election as members of Committees of the Board; to recommend new Committees to the Board; and to consider other matters including the size and composition of the Board and Committees and other issues of corporate governance. The members of the Governance Committee are David P. Gardner (Chairman), Carroll A. Campbell, Jr., Peter J. Fluor, Thomas L. Gossage, Bobby R. Inman, Vilma S. Martinez, Dean R. O’Hare, Lord Robin W. Renwick, Martha R. Seger and, effective February 2002, James T. Hackett. During 2001, the Governance Committee held four meetings, one of which was telephonic. The Governance Committee will give appropriate consideration to qualified persons recommended by shareholders for nomination as directors of the Company provided that such recommendations are accompanied by information sufficient to enable the Governance Committee to evaluate the qualifications of the nominee.

Organization and Compensation Committee

The principal duties of the Organization and Compensation Committee are to review corporate organizational structures; to review key employee compensation policies, plans and programs; to monitor performance and compensation of employee-directors and officers of the Company and other key employees; to prepare recommendations and periodic reports to the Board concerning such matters; and to function as the Committee which administers the long-term incentive programs referred to in the Executive Compensation section hereof. The members of the Organization and Compensation Committee are Bobby R. Inman (Chairman), Peter J. Fluor, David P. Gardner, Thomas L. Gossage and Dean R. O’Hare, none of whom is a current or former officer or employee of the Company or any subsidiary. The Organization and Compensation Committee held five meetings, one of which was telephonic, and took action by unanimous written consent twice during 2001.

Public Policy Committee

The Public Policy Committee was formed to review and make recommendations regarding domestic and international policies, programs, positions and strategies in relation to: significant public issues; political, social and environmental trends; business, charitable, educational and political organizations; and employment and workplace policies and practices relating to nondiscrimination, diversity and occupational health and safety. The members of the Public Policy Committee are Vilma S. Martinez (Chairman), David P. Gardner, Bobby R. Inman, Lord Robin W. Renwick, and Martha R. Seger. The Public Policy Committee held two meetings in 2001.

Notice of Director Nominations

The Company’s Bylaws require that the Secretary must receive written notice of all persons to be nominated as a director at an annual meeting, other than nominations made at the direction of the Board of Directors, not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, the notice by the shareholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which the public announcement of such meeting is first made by the Company). The notice must set forth (a) the shareholder’s name and address, and the number of shares of Common Stock beneficially owned by such shareholder, (b) such information with respect to the nominee as would have to be included in the Proxy Statement if such person were a nominee included in that Statement and (c) a consent to serve as director signed by such nominee.

Board and Committee Attendance

During 2001, the Board held five regular meetings, two of which were followed by an extensive strategic planning session, and held two meetings via teleconference. The Board did not take any action by unanimous written consent during 2001. Each of the directors attended at least 75% of the aggregate number of meetings of the Board and of the Board Committees on which he or she served.

Other Matters

Vilma S. Martinez, a director of the Company, is a partner in the law firm of Munger, Tolles & Olson LLP. Certain subsidiaries of the Company retained other members of that law firm, who have nationally recognized expertise, to defend them in various legal proceedings during fiscal year 2001 and have continued to retain such legal counsel relative to such proceedings in fiscal 2002. Munger, Tolles & Olson LLP has 76 partners, and fees paid by the Company to that firm represent less than five percent of the firm’s gross revenues during its last fiscal year. Ms. Martinez receives distributions based on the firm’s overall earnings and does not have a material interest in the fees paid by the Company.

In addition to the loans described under the heading “Employment Contracts and Termination of Employment Arrangements,” the Company has made loans to executive officers of the Company as described below:

Name	Largest Principal Amount Outstanding from January 1, 2001 ($)	Principal Amount Outstanding as of March 1, 2002 ($)	Interest Rate (%)	Nature of Indebtedness
J. L. Hopkins	600,000	0	0	relocation loan
Group Executive, Sales, Marketing and	1,020,000	1,020,000	0	relocation loan(2)
Strategic Planning	80,000	80,000	2.73	temporary loan(2)

M. A. Stevens	680,000	680,000	0	relocation loan(3)
Group Executive, Global Services

R. W. Oakley	300,000	300,000	2.73	temporary loan(4)
Group Executive, Strategic Operations

L. N. Fisher(1)	1,300,000	1,300,000	2.74	temporary loan(5)
Senior Vice President Law and Secretary

D. M. Steuert(1)	975,000	975,000	0	relocation loan(6)
Senior Vice President and Chief Financial Officer

(1)	Mr. Fisher and Mr. Steuert are Named Executive Officers of the Company.

(2)
Mr. Hopkins’ temporary loan was used to repay his $600,000 relocation loan. $440,000 of Mr. Hopkins’ outstanding relocation loan and the entire amount of his temporary loan are payable upon the earlier of February 1, 2003 or the sale of his Dallas, Texas residence. The $580,000 balance of his outstanding relocation loan amortizes at $100,000 per year in 2003 to 2006, with $180,000 due in 2007.

(3)	Mr. Stevens’ loan is payable in annual payments, the last of which is due in 2007.

(4)	Mr. Oakley’s loan is payable in June 2002.

(5)	Mr. Fisher’s loan is payable in February 2003.

(6)	Mr. Steuert’s loan is payable in annual payments, the last of which is due in 2006.

Section 16(b) Beneficial Ownership Reporting Compliance.

The Legal Services Group of the Company has ongoing responsibility for filing reports required by Section 16(b) of the Securities Exchange Act of 1934 (“Section 16”) on behalf of executive officers and directors. Based upon a review of forms received by the Company during and with respect to the Company’s most recent fiscal year, the Company is not aware of any executive officer, director or beneficial owner of more than 10% of the Company’s stock that failed to file on a timely basis any Forms 3, 4 or 5, except as follows. One Form 3 for James T. Hackett was filed late when it was ascertained that Mr. Hackett had elected to participate in the Fluor Corporation Deferred Directors’ Fees Program and selected the Fluor stock investment index, which tracks the value of Fluor stock. In May 2001, the Form 5 of Ms. Seger and the Form 5 filed of Mr. Inman filed originally in February 2001 were amended to revise the number of restricted shares received as a result of the reverse spin-off of A. T. Massey Coal Company, Inc. when it was discovered that the conversion ratios used for such filings failed to account fully for certain restricted shares of Massey Energy Company received by such persons as directors of Massey coincident with the transaction.

ORGANIZATION AND COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

In 2001, the Company shifted strategic focus back to the core business functions of engineering, procurement, construction, and maintenance (EPCM) with the elimination of the Strategic Business Enterprises (“SBE’s”). The Company has established challenging objectives for earnings growth, improved new awards revenue and gross margin for Fluor Corporation overall. The renewed focus on overall Company results and focus on core business competencies further aligns management’s performance objectives with the interests of shareholders. To support this alignment, the Committee regularly conducts a thorough review of the Company’s compensation programs and, as a result, has approved the following executive compensation philosophy.

Executive Compensation Philosophy

The underlying philosophy of the executive compensation programs is to attract, retain, and motivate a highly qualified executive team that is needed to achieve challenging objectives and build shareholder value. Fluor expects superior performance, both collectively and individually, and the compensation programs are designed to provide superior rewards when superior company and individual results are achieved. The competitiveness of the program is evaluated against a blend of general industry and selected E & C competitors’ survey data. Executive pay will be evaluated against the average of various surveys using a variety of factors including industry, size, complexity, financial performance history, growth, global scope and other relevant factors. Internal pay relationships will be evaluated for internal and external fairness.

The intent of our compensation philosophy is to provide the participating executives a clear and common understanding of company objectives (financial and non-financial), how objectives are established, and the reward for the achievement of objectives. Individual accountability for the achievement of pre-established objectives will be reflected in the achievement of the level of compensation shown in the above guidelines. The program will provide the flexibility to meet the compensation needs of the Company with a focus on maintaining a team environment. To attract and retain qualified executives, the Organization and Compensation Committee, in some instances, may need to provide compensation exceeding the threshold for deductibility under section 162(m) of the Internal Revenue Code. However, the Company’s incentive compensation programs are designed to facilitate compliance with section 162(m) of the Internal Revenue Code. The program will maintain an appropriate compensation mix by level of responsibility for executives between base salary, annual incentive and long-term incentive compensation.

Base Salary

The Company’s base salary philosophy intends to provide a basic level of financial security to executives’ salaries targeted at an average competitive base salary levels.

Annual Incentive Program

Annual incentives provide an opportunity to earn significant additional compensation for attainment of Company, business unit, and individual performance objectives. Performance objectives are established at levels representing above-average performance over time as compared to peers.

The plan covers approximately 600 management employees, including all Named Executive Officers. The target amount payable to each executive is based on the executive’s target annual incentive, with the actual amount paid based upon a combination of various Company performance criteria, and upon individual performance. The Executive Incentive Compensation Plan provides for payments of incentive compensation when the Committee has determined that the executive management team’s collective performance warrants such compensation. The amount of the bonus fund available for incentive compensation is dependent upon the Company’s earnings and the historic relationship of the bonus final payout as a percentage of EBIT. The Committee uses this relationship as a guideline when setting the final bonus amount collectively available to the executive management team.

The annual incentive award for the Chief Executive Officer is determined by applying the specific performance criteria and targets established by this Committee which included Fluor net earnings, operating cash flow, new order revenue, new awards gross margin, retention of high potential employees, schedule and budget of the Knowledge@Work project, and employee diversity objectives. Based upon performance in relation to fiscal 2001 earnings targets and other strategic objectives, incentive awards, when taken together with salary, were established at levels which put the Named Executive Officers on average, as well as the Chief Executive Officer, at approximately the 50th percentile of competitive pay. With this year’s performance results  Mr. Carroll, the Chief Executive Officer, received an incentive award at the targeted level for fiscal year 2001.

Long Term Incentive Program

Long-term incentives are intended to align management’s compensation growth with the creation of shareholder value. Achievement of superior individual, corporate and shareholder objectives will result in the achievement of total direct compensation (base salary, annual incentive, and long-term incentive awards) significantly above average competitive levels.

Approximately 400 management employees, including all of the Named Executive Officers, participate in the Company’s long-term incentive program. This program’s primary purpose is to offer an incentive for the achievement of superior operating results, to align executive officer and shareholder interests, and to foster the retention of key management personnel. It is the Committee’s intent that all amounts to be awarded under this program qualify as performance-based compensation under section 162(m) of the Internal Revenue Code.

Under the long-term incentive program, the Committee may make grants of the following: (a) cash incentive awards which are based upon meeting earnings or other financial targets established by the Committee; (b) stock options which become exercisable on terms established by the Committee and which have value only if shareholder value is increased and (c) restricted stock awards.

The focus of the program is regularly reviewed and, if necessary, changed so that the Company will remain competitive in the markets in which it competes. The program presently emphasizes the use of cash and stock based awards aligned to building shareholder value. Vesting of the stock based awards is contingent upon an executive’s continued employment.

Other Compensation

To facilitate management continuity, the Company has entered into employment agreements and/or retention arrangements with certain of the Named Executive Officers. These agreements and arrangements are described on pages 20 through 22 of this Proxy Statement.

Conclusion

During 2001, we initiated the strategic actions to exit non-core businesses and refocus the company on strengthening opportunities within our core engineering, procurement, construction and maintenance (EPCM) competencies. Importantly, the transition to the next generation of leadership throughout the company has been accomplished, our financial strength is excellent and our strategic direction is clear. Fluor’s core business functions of Engineering, Procurement and Construction (EPC) reported increases in operating profit, operating margin, new awards, backlog, and gross margin in EPC backlog year over year. Fluor’s financial condition continues to be exceptionally strong, with minimal debt and a solid position in cash and securities.

Organization and Compensation Committee

Bobby R. Inman                 David P. Gardner                 Dean R. O’Hare
Thomas L. Gossage                 Peter J. Fluor

March 28, 2002

REPORT OF THE AUDIT COMMITTEE

The Audit Committee acts pursuant to a written charter that was adopted by the Board of Directors of the Company in November 2000 and amended in December 2001. Each of the members of the Audit Committee qualifies as an “independent” director under the current listing standards of the New York Stock Exchange.

The Audit Committee has reviewed the audited financial statements of the Company for the two month transition period ended December 31, 2000 and for the fiscal year ended December 31, 2001 with management and it has discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) relating to the conduct of the audit. The Audit Committee has also received written disclosures and a letter from Ernst & Young LLP regarding its independence from the Company as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), has considered the compatibility of non-audit services with Ernst & Young LLP’s independence, and has discussed with Ernst & Young LLP the independence of that firm.

Based upon the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

Audit Committee

Peter J. Fluor                 Carroll A. Campbell, Jr.                 James T. Hackett
Vilma S. Martinez                 Dean R. O’Hare

March 28, 2002

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

The following table shows, for the fiscal years ended October 31, 1999 and 2000, the transition period of November 1, 2000, through December 31, 2000, and the fiscal year ended December 31, 2001, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to each of the Named Executive Officers in all capacities in which they served.

SUMMARY COMPENSATION TABLE

					Long-Term Compensation
	Annual Compensation				Awards			Payouts
Name and Principal Position	Fiscal Year	Salary ($)(A)	Bonus ($)(A)	Other Annual Compensation ($)(B)	Restricted Stock Awards ($)(C)	Securities Underlying Options/ SARs (#)		LTIP Payouts ($)	All Other Compensation ($)(D)
A. L. Boeckmann	FY2001	675,769	690,100	108,708	0	46,400		191,900	148,579
President and Chief	(F)	91,538	26,400	0	341,600	0		0	750
Operating Officer (E)	FY2000	525,000	220,000	14,430	1,641,650	67,613	(G)	0	171,858
	FY1999	456,278	375,000	20,097	94,325	19,990	(G)	0	199,223
P. J. Carroll Jr.	FY2001	1,150,000	1,150,000	400,193	0	220,900		466,300	811,409
former Chairman and Chief	(F)	176,923	131,100	0	1,619,550	0		0	0
Executive Officer (E)	FY2000	1,050,000	0	19,500	744,450	354,921	(G)	0	657,515
	FY1999	900,000	1,000,000	27,158	484,488	100,707	(G)	0	1,061,001
J. C. Stein	FY2001	595,000	381,200	155,093	0	46,400		181,500	176,508
former Vice Chairman (E)	(F)	91,538	36,000	0	341,600	0		0	11,500
	FY2000	565,021	300,000	35,160	132,938	63,441	(G)	0	231,412
	FY1999	565,021	300,000	48,968	247,389	52,114	(G)	0	249,856
J. O. Rollans	FY2001	540,000	359,900	151,156	0	31,900		135,400	174,493
Group Executive	(F)	83,077	37,200	0	234,850	0		0	0
	FY2000	515,040	310,000	44,430	106,350	50,753	(G)	0	424,176
	FY1999	490,080	300,000	61,878	154,779	32,678	(G)	0	196,871
L. N. Fisher	FY2001	420,000	244,800	83,748	0	31,900		152,500	76,295
Senior Vice President	(F)	64,615	24,000	0	234,850	0		0	0
Law and Secretary	FY2000	380,040	200,000	14,850	79,763	35,632	(G)	0	115,409
	FY1999	340,020	200,000	20,682	79,319	16,687	(G)	0	74,777
D. M. Steuert	FY2001	307,692	197,000	0	210,150	0		115,000	136,012
Senior Vice President and Chief Financial Officer (H)

(A)	Amounts shown include cash compensation earned and received by Named Executive Officers as well as amounts earned but deferred at the election of those officers.

(B)
Amounts shown as Other Annual Compensation represent restricted unit payments for the benefit of each Named Executive Officer to compensate for federal and state withholding taxes arising from the lapse of restrictions on restricted stock held by such Named Executive Officer.

(C)
The amount reported in the table includes restricted stock and represents the market value at the date of grant, without giving effect to the diminution in value attributable to the restrictions on such stock. In fiscal years 1999 and 2000, the transition period ended December 31, 2000, and fiscal year 2001, the Company awarded 42,983(G), 152,605(G), 90,900 and 3,600 shares to all Named Executive Officers as a group. With respect to shares granted in fiscal year 1999, 42,983(G) shares of restricted stock awarded vest at 10% per year. With respect to shares of restricted stock granted in fiscal year 2000, 47,276(G) shares of restricted stock cliff vest after 5 years and 105,329 (G) shares of restricted stock granted to Mr. Boeckmann under a special Incentive/Retention Program fully vest on January 1, 2004, if specified performance objectives are met. With respect to shares of restricted stock granted in the transition period ended December 31, 2000, 90,900 shares of restricted stock vest at 25% per year. With respect to shares of restricted stock granted in fiscal year 2001, 3,600 shares of restricted stock vest at 25% per year.

As of the end of the 2001 fiscal year, the aggregate restricted and shadow stock holdings for each of the above Named Executive Officers consisted of the following: (i) Mr. Boeckmann: 99,792 shares with a value of $3,692,304; (ii) Mr. Carroll: 341,116 shares with a value of $12,621,292; (iii) Mr. Stein: 30,954 shares with a value of $1,145,298; (iv) Mr. Rollans: 31,546 shares with a value of $1,167,202; (v) Mr. Fisher: 16,394 shares with a value of $606,578, and (vi) Mr. Steuert: 3,600 shares with a value of $133,200. As of the end of fiscal year 2001, aggregate restricted and shadow stock holdings for the Company consisted of 1,045,555 with a value $38,685,535 at the then current market value, without giving effect to the diminution of value attributable to the restrictions on such stock. Quarterly dividends of $.16 per share are currently paid to all stockholders of record.

(D)
The total amounts shown in this column for the fiscal year 2001 consist of the following: (i) Mr. Boeckmann: $62,581 — Company contributions and allocations to defined contribution plans and related excess benefit plans; $85,584 — Benefit attributable to Company-owned life insurance policy; and $412 — personal use of chartered aircraft and related tax gross up; (ii) Mr. Carroll: $118,097 — Company contributions and allocations to defined contribution plans and related excess benefit plans; $512,426 — Benefit attributable to Company-owned life insurance policy; $100,000 — Non-discretionary bonus; and $80,884 — personal use of chartered aircraft and related tax gross up; (iii) Mr. Stein: $58,604 — Company contributions and allocations to defined contribution plans and related excess benefit plans; $70,256 —Benefit attributable to Company-owned life insurance policy; $35,641 — personal use of chartered aircraft and related tax gross up; and $12,000 — miscellaneous other compensation; (iv) Mr. Rollans: $50,188 —Company contributions and other allocations to defined contribution plans and related excess benefit plans; $121,260 — Benefit attributable to Company-owned life insurance; and $3,043 — miscellaneous other compensation; (v) Mr. Fisher: $32,161 — Company contributions and other allocations to defined contribution plans and related excess benefit plans; and $44,274 Benefit attributable to Company-owned life insurance policy; and (vi) Mr. Steuert: $136,012 — Relocation expenses.

The total amounts shown in this column for the transition period of November 1, 2000 to December 31, 2000 consist of the following: (i) Mr. Boeckmann: $750 — Service Award and (ii) Mr. Stein: $11,500 —Temporary Living.

(E)
Effective February 2002, Mr. Boeckmann succeeded Mr. Carroll as Chairman and Chief Executive Officer of the Company, concurrent with Mr. Carroll’s retirement. Mr. Stein retired from the Company effective January 2002.

(F)	Amounts shown are for the transition period of November 1, 2000, to December 31, 2000, incidental to the change in the Company’s fiscal year.

(G)	The numbers shown reflect the conversion from shares of Old Fluor into shares of the Company coincident with the spin off of Massey.

(H)	No information for Mr. Steuert is available for the years prior to 2001, the year he joined the Company.

Stock Options

The following table contains information concerning the grant of stock options and stock appreciation rights (“SARs”) made during fiscal year 2001 under the Company’s long-term incentive program to the Named Executive Officers:

OPTION/SAR GRANTS IN FISCAL YEAR 2001(A)

	Individual Grants(B)				Grant Date Present Value ($)(E)
Name	Number of Securities Underlying Options Granted (C)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price(s) ($/Sh) (D)	Expiration Date
A. L. Boeckmann	46,400	4.6	$45.27500	03/13/08	867,216
P. J. Carroll, Jr.	220,900	21.7	$45.27500	03/13/08	4,128,621
J. C. Stein	46,400	4.6	$45.27500	03/13/08	867,216
J. O. Rollans	31,900	3.1	$45.27500	03/13/08	596,211
L. N. Fisher	31,900	3.1	$45.27500	03/13/08	596,211
D. M. Steuert	0	n/a	n/a	n/a	n/a

(A)	All grants were made during the Company’s 2001 fiscal year and no Option or SAR was granted during the transition period of November 1, 2000, through December 31, 2000.

(B)
All information concerning the grants described in this table reflect such grants as of December 31, 2001. Options/SARs were not granted during the transition period of November 1, 2000 through December 31, 2000.

(C)
The Named Executive Officers received only grants of options in fiscal year 2001; SARs were granted to other members of the Company’s management. Mr. Steuert was hired on May 19, 2001, following the annual stock grant and did not receive any options/SARs in his new hire grant.

(D)
Options were granted with an exercise price equal to the fair market value of the underlying common stock on the date of grant. All options were granted for a term of 7 years, subject to earlier termination in certain events related to termination of employment, and vest 25% per year over 4 years. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions. The vesting of these options may accelerate upon termination of employment following a change of control of the Company. See the discussion under the heading “Change of Control Provisions in Certain Plans” at page 22.

(E)
The Grant Date Present Value is computed using the Black-Scholes option pricing model based on the following general assumptions: (a) an expected option term of 6 years for options which reflects the expected 6-year life of the option; (b) a risk-free interest rate that represents the interest rate on a U.S. Treasury strip with a maturity date corresponding to that of the expected option term; (c) stock price volatility is calculated using monthly stock data up to March 2001; and (d) dividend yield is calculated by dividing the annual dividend by the fair market value. The specific option pricing model assumptions for the grants were as follows: $45.27500 exercise price; 4.74% risk free interest rate; 48.30% stock price volatility; and 1.75% expected dividend yield. Notwithstanding the fact that these options are non-transferable, no discount for lack of marketability was taken. The option value was discounted by approximately 3% for risk of forfeiture during the vesting period. The actual value, if any, an executive may realize will depend upon the excess of the stock price on the date the option is exercised, so there is no assurance that the value realized by the executive will be at or near the amount shown.

Option/SAR Exercises and Holdings

The following table sets forth information with respect to the Named Executive Officers, concerning the exercise of options during fiscal year 2001 and unexercised options and SARs held as of the end of fiscal year 2001:

AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 2001(A)
AND FISCAL YEAR END OPTION/SAR VALUE(B)

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End (#)		Value of Unexercised In-the-Money Options/SARs at Fiscal Year End ($) (A)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
A. L. Boeckmann	36,640	1,152,512	184,619	51,398	2,304,212	61,637
P. J. Carroll Jr.	0	0	708,548	315,602	7,984,458	1,052,888
J. C. Stein	200,894	3,642,386	162,065	59,436	1,609,620	160,763
J. O. Rollans	180,558	4,241,210	188,309	40,070	1,655,296	100,755
L. N. Fisher	156,957	3,868,202	4,172	36,072	51,450	51,450
D. M. Steuert	0	0	0	0	0	0

(A)	No options or SARs were exercised during the transition period of November 1, 2000, through December 31, 2000.

(B)	Market value of underlying securities at fiscal year-end, minus the exercise price.

Long-Term Awards

The following table provides information with respect to the Named Executive Officers concerning cash incentive awards made during fiscal 2001 under the Company’s Long-Term Incentive Award Program. Each award under the Company’s Long-Term Incentive Award Program represents the right to receive an amount in cash if earnings targets for a specified period, as established by the Organization and Compensation Committee, are achieved. If earnings fall below the threshold amount, no award is payable. If earnings fall between the threshold amount and the target amount or between the target amount and the maximum amount then the amount of the award is prorated accordingly. Payments made under the Long-Term Incentive Program are reported in the Summary Compensation Table in the year of payout, if any.

LONG-TERM INCENTIVE PROGRAM-AWARDS IN FISCAL YEAR 2001(A)

	Performance or Other Period Until Maturation or Payout (B)	Estimated Future Payouts under Non-Stock Price Based Plans($)
Name		Threshold(C)	Middle Target	Maximum
A. L. Boeckmann	3 years	156,500	313,000	626,000
P. J. Carroll, Jr.	3 years	394,000	788,000	1,576,000
J. C. Stein	3 years	156,500	313,000	626,000
J. O. Rollans	3 years	116,000	232,000	464,000
L. N. Fisher	3 years	116,000	232,000	464,000
D. M. Steuert	3 years	150,000	300,000	600,000

(A)	The FY2001-2003 LTI Cash Program was granted in December 2000 for all executives except for Mr. Steuert, who entered the program retroactively upon his hire with the company (May 19, 2001).

(B)
The FY 2001-2003 LTI Cash Program provides for annual performance targets over the three year period and annual payments,with one third of the payout being available in each year based on the Company’s performance relative to such targets.

(C)
Payment of the Threshold amount is conditioned on overall achievement of minimum performance measurements. Where a minimum performance measurement is not achieved, no portion of the annual cash payment tied thereto will be paid. Accordingly, the Company’s failure to achieve minimum performance measurements may result in no payments being made.

Employment Contracts and Termination of Employment Arrangements

Mr. Boeckmann.    The Company has provided Mr. Boeckmann with an incentive/retention arrangement whereby Mr. Boeckmann can earn up to $5,000,000, divided into two components. The first component of the award is incentive-based and is made up of a combination of 105,329 shares of restricted stock (as adjusted for the spin off of Massey) and 70,220 tandem restricted units (as adjusted for the spin off of Massey). The grant of these awards is based upon the Company exceeding pre-established annual performance objectives. Twenty-five percent of the award amount is earned if the established objectives are achieved at the end of each fiscal year. If the annual objective is not achieved, that portion of the award is forfeited. The objectives for 2000 were not met and the corresponding portion of the award was forfeited. The objectives for 2001 were met. All earned restricted stock and units vest on January 1, 2004, at the end of a four year performance period. The entire incentive award, earned and unearned, will be forfeited should Mr. Boeckmann voluntarily terminate his employment with the Company before January 1, 2004.

The second component of the award is retention-based. The Company has provided Mr. Boeckmann with a retention arrangement whereby he can earn $2,500,000 (plus investment return on amounts conditionally credited to him on a pro-rata basis during the term of the arrangement), which will be credited into Mr. Boeckmann’s account in the Deferred Compensation Program if he remains continuously employed until January 1, 2004, or his employment terminates prior to that date due to death or disability or a Company-initiated reduction in force, or following a change of control. In the event Mr. Boeckmann’s employment terminates prior to such vesting date for any reason other than the foregoing, then all of the amount will be forfeited.

In 1999, the Company made Mr. Boeckmann an interest free loan in the amount of $350,000 to finance his purchase of a residence upon his relocation to the Company’s California headquarters. The loan advanced to Mr. Boeckmann is payable in four equal annual installments. Mr. Boeckmann paid installments of $87,500 in 2000, 2001 and 2002, and $87,500 remains outstanding as of March 5, 2002.

Mr. Carroll.    Prior to his retirement from the Company in February 2002, Mr. Carroll had an employment agreement extending to July 14, 2003. The agreement provided for a signing bonus of $750,000, a starting base salary of $900,000 per year, an annual bonus target of not less than $825,000, and a non-discretionary annual incentive bonus of $100,000. Upon commencement of his duties in July 1998, Mr. Carroll was granted an option to purchase 347,622 shares of the Company’s common stock (as adjusted for the spin off of Massey), which became exercisable over four years. Mr. Carroll was also granted 258,341 shadow stock units (as adjusted for the spin off of Massey), which became exercisable if Mr. Carroll remained continuously employed through the full term of the agreement or was terminated by the Company. The Company also provided Mr. Carroll with a $5,000,000 loan bearing interest at the rate of 5.68% to facilitate the purchase a residence in connection with his relocation to the Company’s California headquarters.

Pursuant to the employment agreement, Mr. Carroll has annually received additional grants of options, restricted stock and restricted units, accumulating to 676,528 options, 98,014 shares of restricted stock, and 63,906 restricted units, in the aggregate, which originally vested and became exercisable at varying rates over the four years following the grant dates.

The agreement confirmed Mr. Carroll’s participation in various incentive and employee benefit plans and programs, including, but not limited to, automobile use and expense reimbursement, reimbursement of relocation expenses, and participation in the Company’s deferred compensation program, retirement plans, group health insurance plans and executive health care plan. Mr. Carroll was also entitled to reimbursement for certain legal, accounting and tax preparation services as well as reimbursement of certain country club expenses. In addition, the agreement provided Mr. Carroll a death benefit under the Company’s Executive Supplemental Benefit Plan, set at $5,000,000.

In connection with the termination of Mr. Carroll’s employment, the agreement provided for stipulated payments in a minimum amount of all accrued and unpaid base salary, any unpaid bonus, and certain other unpaid amounts and also provided for Mr. Carroll to take title to his Company automobile.

If Mr. Carroll’s employment were terminated by the Company without “cause” as specifically defined in the agreement, the agreement provided that Mr. Carroll would receive, for the remainder of its term, payment of the minimum base salary, annual bonuses equal to the target bonus for the year of his termination, and certain long-term incentive awards.

In January 2002, the Company and Mr. Carroll entered into an agreement providing for Mr. Carroll’s early retirement and releasing Mr. Carroll and the Company from their obligations under Mr. Carroll’s original employment agreement. Pursuant to this later agreement, Mr. Carroll retired from the Company effective February 6, 2002. The agreement confirms those portions of Mr. Carroll’s prior employment agreement with the Company relating to compensation. Accordingly, the Company will make credits to Mr. Carroll’s account in the Company’s Deferred Compensation Program: bi-weekly until July 14, 2003, in amounts equal to Mr. Carroll’s current base salary and non-discretionary bonus ($1,250,000 annually); in March 2003 in the amount of Mr. Carrolls’ current target bonus ($1,250,000), in March 2004 in a pro rated amount of such target bonus ($677,083), and in March 2003 and 2004, in pro rated amounts corresponding to Mr. Carroll’s Long-Term Incentive cash awards granted prior to this retirement (in an aggregate target amount of $524,154) based on the Company’s performance.

Consistent with the Company’s policies on approved early retirement, the agreement confirms that 82,775 shares of restricted stock, 53,927 restricted units, and 315,602 stock options vested upon Mr. Carroll’s retirement, as did 258,341 shadow stock units. Mr. Carroll retains his benefits under the Company’s supplemental benefit plan and, therefore, may receive life insurance of $5,000,000, a lump sum payment of $2,300,820 at the age of 65, or 120 monthly installment payments of $35,589.55 upon reaching the age of 65. Mr. Carroll also retains his car and a country club membership. He and his wife will receive continuing medical and dental plan coverage for life.

Finally, pursuant to the agreement, Mr. Carroll repaid the $5,000,000 loan advanced by the Company under his original employment agreement.

Mr. Stein.    Prior to his retirement from the Company in January 2002, Mr. Stein and the Company were parties to an arrangement whereby Mr. Stein has received credits to his Deferred Compensation Program account in the amount of $2,750,000 (plus investment return on amounts conditionally credited to him on a pro-rata basis during the term of the arrangement) for remaining continuously employed with the Company until October 31, 2001. Under the arrangement, Mr. Stein had received a housing loan from the Company in the amount of $1,006,841. The loan provided for an interest rate of 4.52% with a balloon payment of the entire amount on termination of employment. The loan was repaid in 2001 from the proceeds of the sale of Mr. Stein’s residence.

Earlier in December 1997, the Company made Mr. Stein an interest-free loan in the amount of $1,000,000 to purchase a residence upon his relocation to the Company’s California headquarters. Mr. Stein repaid principal in the amount of $75,000 in 2000, and the balance of the loan was due February 1, 2006. As of March 1, 2002, principal in the amount of $925,000 remains outstanding on the loan.

In January 2002, Mr. Stein and the Company entered into an agreement providing for Mr. Stein’s early retirement, effective January 2, 2002, and releasing the Company and Mr. Stein from their obligations under prior employment arrangements. Pursuant to the agreement, the Company will credit Mr. Stein’s account in the Company’s Deferred Compensation Program with two years’ base salary and one year’s target bonus, for an aggregate total of $1,530,000.

In accordance with the Company’s policies regarding approved early retirement, the agreement confirms that 37,160 restricted shares, 21,955 restricted units, and 72,472 stock options vested upon Mr. Stein’s retirement. Additionally, Mr. Stein will receive pro rated Long-Term Incentive cash awards for periods through 2002 based on the Company’s performance. Mr. Stein will retain his benefits under the Company’s supplemental benefit plan and, therefore, may receive life insurance of $4,000,000, a lump sum payment of $1,840,656 at the age of 65, or 120 monthly installment payments of $28,312 upon reaching the age of 65. Mr. Stein retains his Company car and a country club membership. He received a $350,000 credit in his Deferred Compensation Program account to compensate for relocation expenses.

The Company has agreed to forgive its loan outstanding to Mr. Stein in the principal amount of $925,000 on January 3, 2004, if Mr. Stein complies with the provisions of the agreement precluding competition with the Company.

Mr. Rollans.    The Company and Mr. Rollans have entered into a retention arrangement whereby Mr. Rollans has received credits to his Deferred Compensation Program account in the amount of $2,750,000 (plus investment return on amounts conditionally credited to him on a pro-rata basis during the term of the arrangement) for remaining continuously employed by the Company until October 31, 2001.

Under the arrangement, Mr. Rollans was also provided with a loan in the amount of $1,627,576. The loan, which was secured by a deed of trust on his residence, provided for an interest rate of 4.52%, compounded annually with a balloon payment of the entire amount due on termination of employment. The loan was repaid in 2001 from the proceeds of the sale of Mr. Rollans’ residence.

Change of Control Provisions in Certain Plans

Under the Company’s “Stock Plans,” which provide for stock options, restricted stock and SARs, restrictions on exercisability and transferability which are premised on continued service with the Company or its subsidiaries lapse if the holder’s employment is terminated for any reason within two years following a “Change of Control” of the Company. A change of control of the Company shall be deemed to have occurred if (1) a third person, including a “group,” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, acquires shares of the Company having twenty-five percent or more of the total number of votes that may be cast for the election of directors of the Company; (2) as a result of any cash tender or exchange offer, merger or other business combination, or any combination of the foregoing transactions (a “Transaction”), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company or (3) such other events as the Company’s Organization and Compensation Committee of the Board of Directors from time to time may specify.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
Among Fluor Corporation,
S&P 500 and DJ Heavy Construction Group

	1996	1997	1998	1999	2000	2001
Fluor Corporation(1)(2)	100	63.41	77.40	91.53	143.42	164.65
S&P 500	100	133.36	171.47	207.56	188.66	166.24
DJ Heavy Construction Group	100	97.47	87.83	91.30	100.69	104.63

(1)
The above graph compares the performance of Fluor Corporation with that of the S&P 500 Composite Index and the Dow Jones Heavy Construction Industry Group Index, which is a published industry index. The above graph reflects results as of December 31, 2001, and is not reflective of recent changes in the S&P 500 or the price of the Company’s stock.

(2)
The comparison of total return on investment (change in year-end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on January 1, 1997 in each of Fluor Corporation, the S&P 500 Composite Group and the Dow Jones Heavy Construction Industry Group, with investment weighted on the basis of market capitalization. Returns for 2000 and 2001 reflect the reverse spin off of Massey. Shares of Massey held on the Distribution Date are treated as dividends on the shares of Company stock distributed on the Distribution Date. The market value of such Massey shares is treated as having been reinvested in Company stock on December 1, 2000. For this purpose, stock values are based on the average of the high and low prices for Massey shares or Company shares, as applicable, on December 1, 2000.

DIRECTORS’ FEES

Ten of the twelve present directors are not salaried employees of the Company or its subsidiaries. For their services in 2001, those directors were paid a retainer at the annual rate of $30,000 or, in the case of Chairmen of Board Committees, $34,000, plus a fee of $2,000 per day for each day upon which one or more Board or Board Committee meetings are attended. In 2002, the annual retainer shall be increased to $40,000, or $45,000 in the case of Committee Chairmen. Each such director also receives a $2,000 annual California tax allowance. Salaried employees receive no additional compensation for their services as directors.

Directors are permitted to defer receipt of directors’ fees until their retirement or other termination of status as a director. Prior to 2002, deferred amounts (at the election of the director) either accrue interest at rates fixed from time to time by the Executive Committee or are valued as if having been invested in common stock of the Company. Effective January 1, 2002, directors may elect to have their deferrals valued as if invested in Company stock or in fourteen investment funds, and directors electing the Company stock valuation for deferrals and maintaining that election continuously for five years will earn a 25% premium on the deferred amount. In calendar 2001, Peter J. Fluor, James T. Hackett, David P. Gardner and Robin W. Renwick chose to defer all of their directors’ and retainer fees; Dean R. O’Hare chose to defer all of his retainer fees and Carroll A. Campbell, Jr. chose to defer half of all his fees. Mr. Gardner elected the interest factor method for all of his deferred fees. Lord Renwick elected the Company stock valuation method for half of his deferred fees and the interest factor method for the balance. Each other director deferring his fees elected the Company stock valuation method.

Non-cash compensation for non-employee directors of the Company is governed by the 2000 Stock Plan for Non-Employee Directors (the “2000 Director Stock Plan”). Under the 2000 Director Stock Plan, directors who were not, and have never been, employees of the Company or its subsidiaries are eligible to receive, when they become Directors, up to 1,500 shares of restricted common stock and restricted units in an amount determined by the Organization and Compensation Committee which are payable in cash to assist in satisfying related income tax liabilities. Awards are made on a date determined by the Committee following appointment. Restrictions lapse on 20% of the shares on March 14 next following the date of the initial award. Restrictions lapse on the balance of the shares in four equal increments on each succeeding March 14. The value of 1,500 shares of stock on March 14, 2001, was $64,455 based upon the stock price for the Company’s common shares on that date.

In addition, under the 2000 Director Stock Plan, directors who are not, and have never been, employees of the Company or its subsidiaries are eligible to receive grants of restricted common stock. The 2000 Director Stock Plan provides for annual grants of up to 750 shares of restricted stock to each eligible director, which grants are made as of the first Board meeting in any calendar year during which such director serves as a member of the Board. Restrictions on all stock granted under this plan prior to 2002 lapse once such stock has been held for at least six months, the applicable director has served on the Board for at least six years and the director either attains the age for mandatory retirement (72 years) or becomes permanently and totally disabled or a change of control of the Company occurs. Effective January 1, 2002, the restrictions will lapse at the rate of 20% per year over five years, and eligible directors will receive restricted units in an amount determined by the Organization and Compensation Committee payable in cash to assist in satisfying related income tax liabilities. As of March 14, 2001, the value of 750 shares of stock was $32,227.50 based upon the stock price for the Company’s common shares on that date.

Robin W. Renwick receives compensation from the Company in his capacity as the Chairman of Fluor Limited, a wholly-owned subsidiary of the Company located in the United Kingdom. In 2001, Lord Renwick received an annual fee of £26,000 and was entitled to receive £1,300 for attending each strategic board meeting for Fluor Limited. In 2002, these fees will be increased to £30,000 and £1,500 respectively.

RATIFICATION OF APPOINTMENT OF AUDITORS

Proposal 2

The Board of Directors has appointed the firm of Ernst & Young LLP, which firm was engaged as independent auditors for the fiscal year ended December 31, 2001 and for the transition period of November 1, 2000 to December 31, 2000, and to audit the financial statements of the Company for the fiscal year ending on December 31, 2002. A proposal to ratify this appointment is being presented to the shareholders at the Annual Meeting because the Board of Directors believes that it is a good corporate practice to seek shareholder ratification of the selection of independent auditors. If the appointment of Ernst & Young LLP is not ratified, the

Board of Directors will evaluate the basis for the shareholders’ vote when evaluating whether to renew the firm’s engagement. A representative of Ernst & Young LLP is expected to be present at the meeting and available to respond to appropriate questions and, although that firm has indicated that no statement will be made, an opportunity for a statement will be provided.

Audit and Other Fees

Ernst & Young LLP’s total fees for 2001 were $11.3 million consisting of annual audit fees of $2.1 million and all other fees of $9.2 million. Included in all other fees were audit related services of $2.9 million and non-audit services of $6.3 million. Audit related services include pension plan and statutory audits, accounting consultations and SEC registrations. Non-audit services consist primarily of tax services, including preparation of expatriate tax returns, and human resource advisory services.

Board Recommendation

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2002.

OTHER BUSINESS

The Company does not intend to present any other business for action at the Annual Meeting and does not know of any other business intended to be presented by others.

The Company’s Bylaws require that, for other business to be properly brought before an annual meeting by a shareholder, the Secretary of the Company must receive written notice thereof not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, the notice by the shareholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which the public announcement of such meeting is first made by the Company). The notice must set forth (a) the shareholder’s name and address, and the number of shares of Common Stock beneficially owned by such shareholder, (b) such information with respect to the nominee as would have to be included in the Proxy Statement if such person were a nominee included in that Statement and (c) a consent to serve as director signed by such nominee.

SHAREHOLDERS’ PROPOSALS FOR 2003 ANNUAL MEETING

Any proposal of a shareholder intended to be presented at the Company’s 2003 annual meeting of shareholders must be received by the Company for inclusion in the proxy statement and form of proxy/voting instruction card for that meeting pursuant to Rule 14a-8, under the Securities Exchange Act of 1934, no later than November 28, 2002. Under Rule 14a-4 promulgated under the Securities Exchange Act of 1934, as amended, the Company may exercise discretionary voting authority at the 2003 annual meeting under proxies it solicits to vote on a proposal made by a shareholder that the shareholder does not seek to include in the Company’s proxy statement pursuant to Rule 14a-8, unless the Company is notified about the proposal between January 8, 2003, and February 7, 2003 (assuming that the Company’s 2003 annual meeting of shareholders will be held on May 8, 2003), and the shareholder satisfies the other requirements of Rule 14a-4(c).

LA	WRENCE N. FISHER
Sen	ior Vice President—Law and Secretary

March 28, 2002
Aliso Viejo, California

APPENDIX I

FLUOR CORPORATION

AUDIT COMMITTEE

Charter

A.    PURPOSE AND ACTIVITIES

Statement of Policy

The Audit Committee shall provide assistance to the Company Board of Directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports of the Company. In so doing, it is the responsibility of the Committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors, and the financial management of the Company. The Committee has the authority to investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose, if in its judgment, that is appropriate.

The independent auditor for the Company is ultimately accountable to the Board of Directors and the Committee, who have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditor. Annually, the Committee will review and recommend to the Board of Directors the independent auditors to be selected to audit the financial statements of the Company.

Responsibilities

In carrying out its responsibilities, the policies and procedures of the Committee should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

In carrying out these responsibilities, the Committee will:

•
Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors. Items to be reviewed include the required communications as promulgated by the American Institute of Certified Public Accountants.

•
Review with the independent auditors, the Company’s internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Further, the Committee will annually receive a report regarding the business ethics and code of conduct of the Company.

•
Periodically, but no less than annually, obtain from the outside independent auditor a formal written statement delineating all relationships between the auditor and the Company. The Committee should discuss with the independent auditor any disclosed relationships or services that may impact the objectivity and independence of the independent auditor and shall recommend to the Board of Directors any appropriate action regarding the independence of the independent auditor.

•
Review the internal audit function of the Company including the independence and authority of its reporting obligations, the proposed audit plans for the coming year and the coordination of such plans with the independent auditors.

A-1

•	Receive prior to each meeting, a summary of internal audit reports completed and in process and a progress report on the internal audit plan.

•
Review with the Company’s General Counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or government agencies.

•	Review with management the Company’s most significant financial risks and how they were assessed, risk mitigation strategies, and the overall effectiveness of the related system of risk management.

•
Discuss with management the interim financial results of the Company. Also, discuss with the independent auditors the results of their quarterly review and any other matters required to be communicated under generally accepted auditing standards. The chair of the committee may represent the entire committee for purposes of this review.

•
Review the financial statements contained in the annual report on Form 10-K with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements.

•	Review and update this Charter at least annually, as conditions dictate and submit it to the Board of Directors for approval.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company’s business ethics and code of conduct.

B.    MEMBERSHIP

The Audit Committee shall be composed of at least four directors who are independent of the management of the Company and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a committee member. In addition, each of the Committee members shall have a working familiarity with basic accounting or related financial practices, and at least one member of the Committee shall have accounting or related financial management expertise.

A-2

The Houstonian is located on North Post Oak Lane, between Woodway and Memorial Drive, just west of the West Loop (610).

I-45 - FROM BUSH INTERCONTINENTAL AIRPORT:
Take I-45 South to 610 West. Take 610 West to 610 South. Exit Woodway-Memorial.
Turn right on Woodway. Take the first immediate right which is North Post Oak Lane.  Our entrance is on the left at the first stop sign on North Post Oak Lane.

I-45 - FROM HOBBY AIRPORT:
Take I-45 North to 610 West. Take 610 West to 610 North. Exit Woodway-Memorial.
Turn left under the freeway on Woodway. Take the first immediate right which is North Post Oak Lane. Our entrance is on the left at the first stop sign on North Post Oak Lane.

FROM 59 SOUTH:
Take 59 North to 610 North. Exit Woodway-Memorial. Turn left under the freeway on  Woodway. Take the first immediate right which is North Post Oak Lane. Our entrance is on the left at the first stop sign on North Post Oak Lane.

WESTHEIMER (GALLERIA AREA):
Take 610 North. Exit Woodway-Memorial. Turn left under the freeway on Woodway. Take the first immediate right, which is North Post Oak Lane. Our entrance is on the left at the first stop sign on North Post Oak Lane.

THIS PROXY/VOTING INSTRUCTION CARD WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE DIRECTED,

THIS PROXY/VOTING INSTRUCTION CARD WILL BE VOTED FOR THE ELECTION OF THE FOUR NOMINEES AND FOR PROPOSAL 2.

Please mark
your votes as
indicated in
this example [X]

The Board of Directors recommends that you vote FOR the nominees on Proposal 1 and FOR Proposal 2.

1. Election of Class III Directors: 01 Peter J. Fluor, 02 David P. Gardner, 03 Bobby R. Inman, and 04 James O. Rollans

FOR all nominees listed (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed	INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list above.
[_]	[_]

2. Ratification of the appointment of Ernst & Young LLP as auditors for 2002.

FOR	AGAINST	ABSTAIN

[_]	[_]	[_]

COMMENTS/ADDRESS CHANGE
Please mark the box if you have written comments or an address change on the reverse side.	[_]	I Plan to Attend Meeting	[_]

*** IF YOU WISH TO VOTE BY TELEPHONE, PLEASE READ THE INSTRUCTIONS BELOW***

Signature _______________________	Signature ______________________	Date ______________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Corporations and partnerships should sign in full corporate or partnership name by an authorized officer.

^FOLD AND DETACH HERE^

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 4PM Eastern Time the business day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/flr		Telephone 1-800-435-6710		Mail
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.	OR
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.
			OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

FLUOR CORPORATION

PROXY/VOTING INSTRUCTION CARD SOLICITED ON BEHALF OF THE BOARD
OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING MAY 8, 2002

     The undersigned, a shareholder of FLUOR CORPORATION, a Delaware corporation, acknowledges receipt of a Notice of Annual Meeting of Shareholders, the accompanying Proxy Statement and the Annual Report to Shareholders for the year ended December 31, 2001; and, revoking any proxy previously given, hereby constitutes and appoints L.N. Fisher and E.P. Helm, and each of them, the true and lawful agents and proxies of the undersigned with full power of substitution in each, to vote the shares of Common Stock of FLUOR CORPORATION standing in the name of the undersigned at the Annual Meeting of Shareholders of FLUOR CORPORATION, on Wednesday, May 8, 2002 at 9:00 a.m., Central Daylight Time, and at any adjournment or postponement thereof with respect to the proposals listed on the reverse side.

     THIS PROXY/VOTING INSTRUCTION CARD WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY/VOTING INSTRUCTION CARD WILL BE VOTED FOR THE NOMINEES LISTED ON THE REVERSE AND FOR PROPOSAL 2. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD BY A 401(K) OR OTHER RETIREMENT PLAN SPONSORED BY FLUOR CORPORATION OR A SUBSIDIARY, SUCH AS THE FLUOR CORPORATION SALARIED EMPLOYEES’ SAVINGS INVESTMENT PLAN OR THE FLUOR CORPORATION EMPLOYEES’ PERFORMANCE PLAN, THEN THIS CARD ALSO CONSTITUTES YOUR VOTING INSTRUCTIONS TO THE TRUSTEE OF SUCH PLAN AND IF YOU DO NOT SIGN AND RETURN THIS CARD, OR ATTEND THE MEETING AND VOTE BY BALLOT, SUCH SHARES WILL BE VOTED BY THE TRUSTEE IN THE SAME MANNER AND IN THE SAME PROPORTION AS THE SHARES FOR WHICH THE TRUSTEE RECEIVES VALID VOTING INSTRUCTIONS.

_____________________________________________________________________________________

COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE

(Continued and to be signed on other side)

^ FOLD AND DETACH HERE ^

FLUOR CORPORATION

2002 Annual Meeting of Shareholders
May 8, 2002

You are cordially invited to attend the 2002 Annual Meeting of Shareholders which will be held on Wednesday, May 8, 2002, beginning at 9:00 a.m. Central Daylight Time, at:

The Houstonian Hotel
111 North Post Oak Lane
Houston, Texas

A map is included on the last page of the Notice of Annual Meeting.

ADMITTANCE TICKET

This ticket entitles you, the shareholder, and one guest to attend the 2002 Annual Meeting.
Please bring it with you. Only shareholders and their guests will be admitted.
We look forward to welcoming you on Wednesday, May 8, 2002.